Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2018 (except for the effects of the retrospective impact of the reverse stock split described in Note 16, as to which the date is December 3, 2018) with respect to the consolidated financial statements of iPass Inc. as of December 31, 2017 and 2016 and for the years then ended included in Pareteum Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 12, 2019, which is incorporated by referenced in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, as amended, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

San Francisco, California

August 16, 2019